NEWS RELEASE

The Hartford Announces Second Quarter 2020 Financial Results

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Second quarter 2020 net income available to common stockholders of $463 million ($1.29 per diluted share) increased 24% from second quarter 2019, and core earnings* of $438 million (core earnings per diluted share* of $1.22) declined 10% from second quarter 2019

•	Net income ROE for the trailing 12-month period ended June 30, 2020, was 11.3% and core earnings ROE* for the same period was 12.7%

•	In the second quarter, The Hartford incurred $248 million, before tax, in current accident year (CAY) catastrophes (CATs), including $110 million, before tax, related to the civil unrest

•	Incurred losses from COVID-19 were $251 million, before tax, or $198 million, after tax

•
Second quarter results included net favorable Property & Casualty (P&C) reserve development of $268 million, before tax, or $212 million, after tax, mostly due to $400 million, before tax, favorable prior year catastrophes, including the subrogation recoverable from PG&E Corporation

•	Launched an operational transformation and expense savings initiative called Hartford Next, with $500 million annual expense savings, before tax, expected in 2022

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., Jul. 30, 2020 – The Hartford (NYSE: HIG) today announced financial results for the second quarter ended June 30, 2020.

"Although the second quarter was dominated by the challenges of the COVID-19 health crisis, the economic shutdown and the disruption of our everyday lives, the strength of our underlying business was evident and we delivered core earnings of $438 million or $1.22 per diluted share, and a 12-month core earnings ROE of 12.7 percent," said The Hartford's Chairman and CEO Christopher Swift.

The Hartford's President, Doug Elliot, said, "The second quarter has certainly presented some extraordinary challenges. COVID-19 has touched nearly all aspects of our business and has significantly impacted each of our stakeholders. I am proud of the actions we've taken to soften the impact for our customers affected by the crisis while we continue to pay claims and remain disciplined in our underwriting. Pricing remained strong in the quarter. Non-workers' compensation standard commercial rate increases were 7.8 percent and U.S. wholesale specialty commercial lines rate increases were 24 percent. Notwithstanding the economic uncertainty, our underlying foundation is solid and we will continue to advance our profitability and underwriting objectives."

Swift added, "At The Hartford, we are effectively navigating through these unprecedented challenges by remaining focused on supporting customers, responding to distribution partners and safeguarding the health of our employees. While uncertainty surrounds the nation's economic recovery over the coming quarters, our strong risk management, underwriting capabilities and financial resources position us to continue to achieve our strategic goals."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Jun 30 2020	Jun 30 2019	Change[1]
Net income available to common stockholders	$463	$372	24%
Net income available to common stockholders per diluted share[2]	$1.29	$1.02	26%

Core earnings	$438	$485	(10)%
Core earnings per diluted share	$1.22	$1.33	(8)%

Book value per diluted share	$46.59	$41.00	14%
Book value per diluted share (ex. AOCI)*	$45.25	$41.55	9%

Net income (loss) available to common stockholders' return on equity (ROE)[3], last 12-months	11.3%	11.8%	(0.5)
Core earnings ROE[3], last 12-months	12.7%	11.7%	1.0
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Second quarter 2020 net income available to common stockholders was $463 million, or $1.29 per diluted share, up 24% from second quarter 2019. The increase was principally attributable to an increase in net favorable P&C prior accident year reserve development (PYD) of $239 million, after tax, the effect of lower claim incidence on non-COVID-19 group disability claims, lower inland marine and home CAY loss costs, higher income from the company's retained equity interest in the former life and annuity operations of $51 million, after tax, Navigators adverse development cover premium paid of $72 million, after tax, in second quarter 2019, and an increase in net realized capital gains in second quarter 2020. This was partially offset by COVID-19 incurred losses of $198 million, after tax, in second quarter 2020, and an increase in CAY CATs of $87 million, after tax, driven by civil unrest, and lower net investment income.

Core earnings of $438 million, or $1.22 per diluted share, declined 10% from second quarter 2019, primarily due to incurred benefits and losses related to COVID-19, an increase in CAY CATs driven by civil unrest, and lower investment income, partially offset by net favorable P&C PYD and the effect of lower claim incidence.

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P&C underwriting results increased $86 million, before tax, from second quarter 2019 as a change to net favorable PYD, primarily driven by the subrogation recoverable from PG&E, and lower CAY loss costs in marine and homeowners were partially offset by COVID-19 incurred losses of $213 million, before tax, higher CAY CAT losses primarily related to civil unrest in May and June, and higher non-COVID-19 non-CAT property loss costs in Small Commercial. Underwriting expenses in P&C were down modestly as lower travel, incentive compensation, and other operating costs were largely offset by an increase in the allowance for credit losses on premium receivable and the inclusion of Navigators for a full three months

•	COVID-19 incurred losses in P&C included $141 million, before tax, for property claims and accruals for legal defense costs, $35 million, before tax, for workers' compensation claims, net of favorable frequency, and $37 million, before tax, primarily in financial lines and other

•
In Group Benefits, the company recognized strong claim recoveries on prior incurral years and lower claim incidence in group disability, which more than offset COVID-19 incurred benefits and losses of $38 million, before tax

•
Net investment income of $339 million, before tax, compared to $488 million, before tax, in second quarter 2019, primarily due to a change to losses on limited partnerships and other alternative investments in second quarter 2020

June 30, 2020 book value per diluted share of $46.59 rose 6% from $43.85 at Dec. 31, 2019, principally due to an increase in AOCI, driven by lower interest rates, partially offset by slightly higher credit spreads, as well as net income in excess of common stockholder dividends.

Book value per diluted share (excluding AOCI) of $45.25 as of June 30, 2020, increased 4% from $43.71 at Dec. 31, 2019, primarily due to net income in excess of common stockholder dividends and first quarter 2020 share repurchases.

The net income available to common stockholder ROE (net income ROE) at June 30, 2020 was 11.3% compared to net income ROE of 11.8% for the twelve months ended June 30, 2019. The core earnings ROE at June 30, 2020 was 12.7% compared to 11.7% in the same period of 2019.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change
Net income (loss)	$(66)	$191	NM
Core earnings (loss)	$(57)	$304	NM
Written premiums	$2,165	$2,078	4%
Underwriting loss*	$(332)	$(5)	NM
Underlying underwriting gain (loss)*	$(62)	$136	NM
Losses and loss adjustment expense ratio
Current accident year before catastrophes	68.2	59.3	8.9
Current accident year catastrophes	8.9	4.5	4.4
Prior accident year development (PYD)	3.6	1.1	2.5
Expenses	34.3	35.0	(0.7)
Policyholder dividends	0.3	0.3	—
Combined ratio	115.4	100.3	15.1
Impact of catastrophes and PYD on combined ratio	(12.5)	(5.6)	(6.9)
Current accident year change in loss reserves upon acquisition of a business	0	(1.5)	1.5
Underlying combined ratio*	102.9	93.2	9.7

Second quarter 2020 net loss of $66 million compared to net income of $191 million in second quarter 2019 principally due to COVID-19 incurred losses and higher CAY CATs driven primarily by losses from civil unrest in late May and June. Also contributing to the change was an increase in net unfavorable PYD and lower net investment income driven by losses on limited partnerships and other alternative investments in second quarter 2020 as well as higher non-COVID-19 non-CAT property loss costs in Small Commercial, partially offset by lower CAY marine losses due to a higher number of large inland marine losses in the prior year, and the effect of $72 million, after tax, of ceded premium paid in second quarter 2019 for the Navigators adverse development cover.

Second quarter 2020 core losses of $57 million compared to core earnings of $304 million in second quarter 2019 with the decline due to:

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Underlying underwriting loss of $62 million, compared to a gain of $136 million in second quarter 2019, primarily due to incurred losses from COVID-19 within property, workers' compensation and financial lines. Underlying underwriting gain (loss) does not include the charge to earnings from the change in deferred gain on retroactive reinsurance of $54 million, before tax, in second quarter 2020 or the increase in Navigators reserves upon acquisition of the business of $97 million, before tax, in second quarter 2019

•	Higher CAY CATs versus the prior year of $103 million, before tax, principally due to losses from civil unrest in late May and June

•
An increase in net unfavorable reserve development of $55 million, before tax, driven by a $102 million, before tax, increase in reserves for sexual molestation and abuse claims, partially offset by a higher amount of favorable CAT reserve development

COVID-19 incurred losses of $213 million, before tax, included a net $35 million, before tax, for workers' compensation. Direct COVID-19 workers' compensation losses of $75 million, before tax, included reserves for claims in states that presume health care and other essential workers contracted their COVID-19 illness while on the job and were partially offset by favorable frequency on other workers' compensation claims.

Other COVID-19 incurred losses for the quarter included $141 million, before tax, for property and $37 million primarily for financial lines. Reserves for business interruption property claims pertain to those policies in Middle and Large Commercial and in Global Specialty that arise from a small number of property policies that do not require direct physical loss or damage and from policies intended to cover specific business needs, including crisis management and performance disruption. COVID-19 property losses also include reserves for estimated legal costs of $40 million.

Second quarter 2020 written premiums of $2.2 billion increased 4% over second quarter 2019, driven by the acquisition of Navigators Group.

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Excluding Navigators, second quarter 2020 written premium declined 11% due to lower new business across most lines, lower premium retention in middle market, reduction in estimated audit premiums receivable, and endorsements reducing premium in workers' compensation due to a declining exposure base

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Second quarter 2019 included $28 million of new business from the 2018 Foremost renewal rights agreement. Excluding the new business from this agreement, Small Commercial new business was down 24% in second quarter 2020

Combined ratio was 115.4 in second quarter 2020, 15.1 points higher than 100.3 in second quarter 2019. Underlying combined ratio of 102.9 increased 9.7 points from second quarter 2019 primarily due to incurred losses related to COVID-19. Underwriting expenses were down slightly year-over-year as a reduction in operating expenses, including travel and incentive compensation, was largely offset by an increase in credit losses on premiums receivable and the inclusion of Navigators for a full three months.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change
Net income	$371	$62	NM
Core earnings	$364	$55	NM
Written premiums	$738	$824	(10)%
Underwriting gain	$428	$20	NM
Underlying underwriting gain	$134	$72	86%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	51.3	64.5	(13.2)
Current accident year catastrophes	7.9	6.0	1.9
Prior accident year development (PYD)	(50.3)	0.5	(50.8)
Expenses	29.4	26.5	2.9
Combined ratio	38.3	97.5	(59.2)
Impact of catastrophes and PYD on combined ratio	42.4	(6.5)	48.9
Underlying combined ratio	80.7	91.0	(10.3)

Net income of $371 million in second quarter 2020 was $309 million higher than second quarter 2019, primarily due to favorable PYD related to subrogation recoveries and lower CAY losses in auto resulting from a reduction in claim frequency associated with shelter-in-place guidelines, partially offset by a reduction in earned premium, including the effect of premium credits to auto policyholders, as well as lower net investment income driven primarily by losses on limited partnerships and alternative investments in second quarter 2020.

Core earnings of $364 million in second quarter 2020 were $309 million higher than $55 million in second quarter 2019:

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Underlying underwriting gain increased $62 million, before tax, due to favorable auto frequency that was driven by shelter-in-place guidelines reducing miles driven and, to a lesser extent, lower homeowners non-CAT loss costs driven by milder weather, partially offset by the effects of a decline in earned premium, including $81 million, before tax, of premium credits given to auto policyholders in second quarter 2020

•	CAY CATs increased slightly on wind and hail events

•
PYD was a net favorable $349 million, before tax, in second quarter 2020, driven by lower estimated losses on the 2017 and 2018 California wildfires, including a $260 million, before tax, subrogation benefit from PG&E

•
Net investment income of $28 million, before tax, declined 39% compared to $46 million, before tax, in second quarter 2019, mostly due to losses on limited partnerships and other alternative investments in second quarter 2020

Written premiums of $738 million were down 10% from second quarter 2019, with reductions in both auto and homeowners. For auto, written premium in second quarter 2020 included a reduction for $81 million of premium credits, largely offset by the effect of a suspension of policy cancellations in second quarter 2020 due to extending the time policyholders have to pay their premium. Apart from these effects, written premium for both auto and homeowners declined despite an increase in new business for auto as the amount of non-renewed premium exceeded the new business premium. New business premium of $83 million increased 5% reflecting growth in auto of 10% while homeowners' new business was down 10%.

Combined ratio was 38.3 in second quarter 2020, 59.2 points better than second quarter 2019. Underlying combined ratio of 80.7 was 10.3 points better than second quarter 2019 principally due to lower auto claim frequency, driven by both the economic effects of COVID-19 on auto and lower non-CAT property weather losses in homeowners, partially offset by a higher expense ratio, primarily due to the reduction in earned premium from the second quarter 2020 premium credits.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change
Net income	$101	$113	(11)%
Core earnings	$102	$115	(11)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,349	$1,373	(2)%
Loss ratio	72.0%	74.6%	(2.6)
Expense ratio	25.6%	23.9%	1.7
Net income margin	6.7%	7.3%	(0.6)
Core earnings margin*	6.9%	7.5%	(0.6)

Net income and core earnings of $101 million and $102 million, respectively, reflect continued strong disability results due to claim recoveries and favorable incidence but decreased 11% from second quarter 2019 due to COVID-19 benefits and incurred losses, lower net investment income, and higher operating expenses related to an increase in the allowance for credit losses on premium receivable.

Fully insured ongoing premiums were down 2%, compared to second quarter 2019, due to lower insured exposure on in-force policies in group disability and group life, partially offset by higher voluntary product premiums.

Loss ratio of 72.0% improved 2.6 points from second quarter 2019 due to a lower group disability loss ratio partially offset by incurred COVID-19 group life claims:

•	Total disability loss ratio improved 10.3 points to 62.6% due to higher claim recoveries on prior incurral years and lower claim incidence

•	Total group life loss ratio increased 8.1 points, primarily due to COVID-19 claims

COVID-19 incurred benefits and losses in second quarter 2020 included $43 million, before tax, of group life claims, partially offset by a $5 million reduction in short-term disability and New York Paid Family Leave claims from first quarter 2020.

Expense ratio of 25.6% was 1.7 points higher than second quarter 2019, primarily due to an increase in the allowance for credit losses on premium receivable.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change
Net income	$39	$38	3%
Core earnings	$33	$38	(13)%
Daily average Hartford Funds AUM	$110,864	$117,875	(6)%
Mutual Funds and exchange-traded products (ETP) net flows	$(675)	$(105)	NM
Total Hartford Funds assets under management (AUM)	$117,844	$121,301	(3)%

Net income of $39 million was up $1 million compared with second quarter 2019, primarily due to an increase in net realized capital gains due to mark-to-market gains on company assets invested in some of the funds and lower operating costs and other expenses, largely offset by a decrease in fee income. Core earnings were down $5 million, or 13%, due to a decrease in fee income primarily driven by lower average daily AUM, partially offset by lower variable operating expenses.

Average daily AUM of $111 billion in second quarter 2020, was down 6% from second quarter 2019 driven by a decline in equity markets earlier in 2020 at the onset of the COVID-19 pandemic.

Total AUM of $118 billion decreased 3% from June 30, 2019, driven primarily by market depreciation and net outflows.

Mutual fund and ETP net outflows totaled $675 million in second quarter 2020, compared with net outflows of $105 million in second quarter 2019 primarily due to the decline in markets driven by the economic effects of COVID-19 pandemic.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change
Net income (loss)	$18	$(43)	142%
Core loss	$(6)	$(35)	83%
Net investment income, before tax	$4	$17	(76)%
Interest and preferred dividend expense, before tax	$62	$63	(2)%

Net income of $18 million in second quarter 2020 compared with a net loss of $43 million in second quarter 2019, primarily due to higher income from the company's retained equity interest in Talcott Resolution, the former life and annuity operations, and an increase in net realized capital gains, partially offset by a decrease in net investment income.

Second quarter 2020 core losses of $6 million decreased $29 million compared with second quarter 2019 mostly due to higher income from the company's retained equity interest in Talcott Resolution, partially offset by a decrease in net investment income.

On July 30, 2020, the company launched Hartford Next, an operational transformation and expense reduction plan that will contribute to The Hartford's goal of reducing the 2022 P&C expense ratio by about 2.0 to 2.5 points and reducing the 2022 Group Benefits expense ratio by about 1.5 to 2.0 points. Through headcount reductions, IT investments, and other activities, annual expense savings of $500 million are expected by 2022. In order to achieve the savings, The Hartford plans to spend $320 million from now through 2022 and $40 million thereafter, with approximately $120 million over the remaining two quarters of 2020.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2020	Jun 30 2019	Change

Net investment income, before tax	$339	$488	(31)%
Annualized investment yield, before tax	2.7%	4.2%	(1.5)
Annualized investment yield, before tax, excluding LPs*	3.4%	3.8%	(0.4)
Annualized LP yield, before tax	(15.3)%	13.9%	(29.2)
Annualized investment yield, after tax	2.2%	3.4%	(1.2)

Second quarter 2020 consolidated net investment income declined 31% to $339 million, before tax, due to losses on limited partnerships and other alternative investments (LPs) in second quarter 2020, driven by lower valuations of the underlying fund investments. Also contributing to the decrease was a lower yield on fixed income maturity investments resulting from reinvesting at lower rates and a lower yield on floating rate investments, partially offset by a higher level of invested assets, primarily due to the acquisition of Navigators Group. Losses from LPs were $71 million, before tax, in second quarter 2020, compared with income of $60 million, before tax, in second quarter 2019. Income (loss) from LPs is generally reported on a three-month lag as private equity investments and other funds are generally reported on a quarter delay.

Total invested assets of $53 billion were flat from Dec. 31, 2019, as the payment of $500 million of senior notes and the return of collateral related to the decline in the company's securities lending program was offset by increased valuations driven by a decline in interest rates.

During the quarter, the company recorded an increase in the allowance for credit losses of $20 million on fixed maturities, primarily from a private placement investment in an aircraft lessor, and $22 million on commercial mortgage loans, primarily a result of giving increased weight to recession scenarios in response to the COVID-19 pandemic, as well as due to lower estimated property values and operating income.

CONFERENCE CALL
The Hartford will discuss its second quarter 2020 financial results on a webcast at 9 a.m. EDT on Friday, July 31, 2020. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2020, and the Second Quarter 2020 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate		Consolidated
Earned premiums	$2,157	$694	$—	$1,378	$—	$5		$4,234
Fee income	5	9	—	45	227	12		298
Net investment income	204	28	10	92	1	4		339
Other revenues	(1)	21	—	—	—	68		88
Net realized capital gains	64	8	2	3	8	24		109
Total revenues	2,429	760	12	1,518	236	113		5,068
Benefits, losses, and loss adjustment expenses	1,742	62	4	1,033	—	6		2,847
Amortization of DAC	351	61	—	13	3	1		429
Insurance operating costs and other expenses	404	167	3	340	183	28		1,125
Interest expense	—	—	—	—	—	57		57
Amortization of other intangible assets	7	2	—	9	—	—		18
Total benefits, losses and expenses	2,504	292	7	1,395	186	92		4,476
Income (loss) before income taxes	(75)	468	5	123	50	21		592
Income tax expense (benefit)	(9)	97	—	22	11	3		124
Net income (loss)	(66)	371	5	101	39	18		468
Preferred stock dividends	—	—	—	—	—	5		5
Net income (loss) available to common stockholders	(66)	371	5	101	39	13		463
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(61)	(8)	(2)	(2)	(8)	(26)		(107)
Change in deferred gain on retroactive reinsurance, before tax	54	—	—	—	—	—	—	54
Integration and transaction costs associated with an acquired business, before tax	8	—	—	5	—	—		13
Income tax expense (benefit)	8	1	(1)	(2)	2	7		15
Core earnings (losses)	$(57)	$364	$2	$102	$33	$(6)		$438

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,987	$801	$—	$1,377	$—	$1	$4,166
Fee income	9	10	—	45	251	11	326
Net investment income	281	46	21	121	2	17	488
Other revenues	—	23	—	—	—	9	32
Net realized capital gains	54	8	4	7	—	7	80
Total revenues	2,331	888	25	1,550	253	45	5,092
Benefits, losses, and loss adjustment expenses	1,291	569	9	1,062	—	3	2,934
Amortization of DAC	310	65	—	14	3	—	392
Insurance operating costs and other expenses	402	176	3	324	203	33	1,141
Loss on reinsurance transaction	91	—	—	—	—	—	91
Interest expense	—	—	—	—	—	63	63
Amortization of other intangible assets	2	2	—	11	—	—	15
Total benefits, losses and expenses	2,096	812	12	1,411	206	99	4,636
Income (loss) before income taxes	235	76	13	139	47	(54)	456
Income tax expense (benefit)	44	14	2	26	9	(11)	84
Net income (loss)	191	62	11	113	38	(43)	372
Preferred stock dividends	—	—	—	—	—	—	—
Net income (loss) available to common stockholders	191	62	11	113	38	(43)	372
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains (losses), excluded from core earnings, before tax	(54)	(8)	(3)	(6)	—	(8)	(79)
Loss on reinsurance transaction, before tax	91	—	—	—	—	—	91
Integration and transaction costs, before tax	6	—	—	10	—	15	31
Change in loss reserves upon acquisition of a business, before tax	97	—	—	—	—	—	97
Income tax expense (benefit)	(27)	1	—	(2)	—	1	(27)
Core earnings (losses)	$304	$55	$8	$115	$38	$(35)	$485

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2020, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Jun 30 2020	Jun 30 2019	Jun 30 2020	Jun 30 2019	Jun 30 2020	Jun 30 2019
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	2.7%	4.2%	2.6%	4.2%	3.2%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	0.7%	(0.4)%	0.9%	(0.4)%	0.4%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.4%	3.8%	3.5%	3.8%	3.6%	3.9%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Jun 30 2020	Dec 31 2019	Change
Book value per diluted share	$46.59	$43.85	6%
Per diluted share impact of AOCI	$(1.34)	$(0.14)	NM
Book value per diluted share (excluding AOCI)	$45.25	$43.71	4%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:

•
Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.

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Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.

•	Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.

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Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.

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Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.

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Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.

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Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

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Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2020 and 2019, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2020.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2020 and 2019, is set forth below.

	Three Months Ended
Margin	Jun 30 2020	Jun 30 2019	Change
Net income margin	6.7%	7.3%	(0.6)
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(0.1)%	(0.4)%	0.3
Integration and transaction costs associated with acquired business, before tax	0.3%	0.7%	(0.4)
Income tax benefit	(0.1)%	(0.1)%	—
Impact of excluding buyouts from denominator of core earnings margin	0.1%	—%	0.1
Core earnings margin	6.9%	7.5%	(0.6)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2020 and 2019 is provided in the table below.

	Three Months Ended
	Jun 30 2020	Jun 30 2019	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.29	$1.02	26%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.30)	(0.22)	(36)%
Loss on reinsurance transactions, before tax	—	0.25	(100)%
Integration and transaction costs associated with an acquired business, before tax	0.04	0.08	(50)%
Change in deferred gain on retroactive reinsurance, before tax	0.15	—	NM
Change in loss reserves upon acquisition of a business, before tax	—	0.27	(100)%
Income tax expense (benefit) on items excluded from core earnings	0.04	(0.07)	NM
Core earnings per diluted share	$1.22	$1.33	(8)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2020	Jun 30 2019
Net income (loss) available to common stockholders ROE	11.3%	11.8%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	(0.2)	(0.7)
Loss on extinguishment of debt, before tax	0.6	—
Loss on reinsurance transactions, before tax	—	0.7
Integration and transaction costs associated with an acquired business, before tax	0.5	0.5
Changes in loss reserves upon acquisition of a business, before tax	—	0.7
Change in deferred gain on retroactive reinsurance, before tax	0.6	—
Income tax expense (benefit) on items not included in core earnings	(0.3)	(0.5)
Loss (income) from discontinued operations, after tax	—	—
Impact of AOCI, excluded from core earnings ROE	0.2	(0.8)
Core earnings ROE	12.7%	11.7%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Jun 30 2020	Jun 30 2019	Jun 30 2020	Jun 30 2019	Jun 30 2020	Jun 30 2019
	Consolidated		P&C		Group Benefits
Total net investment income	$339	$488	$242	$348	$92	$121
Loss (income) from limited partnerships and other alternative assets	71	(60)	62	(50)	9	(10)
Net investment income excluding limited partnerships and other alternative investments	$410	$428	$304	$298	$101	$111

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended June 30, 2020 and 2019, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended June 30, 2020 and 2019, is set forth below:

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2020	Jun 30 2019
Net income	$(66)	$191
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	—	(2)
Net investment income	(204)	(281)
Net realized capital gains	(64)	(54)
Other expense (income)	11	6
Loss on reinsurance transaction	—	91
Income tax expense	(9)	44
Underwriting gain	(332)	(5)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	193	90
Prior accident year development	77	22
Current accident year change in loss reserves upon acquisition of a business	—	29
Underlying underwriting gain	$(62)	$136

PERSONAL LINES

	Three Months Ended
	Jun 30 2020	Jun 30 2019
Net income	$371	$62
Adjustments to reconcile net income to underwriting gain
Net servicing income	(3)	(4)
Net investment income	(28)	(46)
Net realized capital losses (gains)	(8)	(8)
Other expense	(1)	2
Income tax expense (benefit)	97	14
Underwriting gain	428	20
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	55	48
Prior accident year development	(349)	4
Underlying underwriting gain	$134	$72

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to the Pandemic Caused by the Spread of the Novel Strain of Coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”): impacts of COVID-19 including on the Company's insurance and product related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company's financial strength and credit ratings or negative rating actions or downgrades to our investments; capital requirements which are subject to many factors, including many that are outside the company’s control, such as National Association of Insurance Commissioners risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirements, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; state and international regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary intent-to-sell impairments and allowances for credit losses on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state of foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.